Exhibit 4.29

DATE:	October 31, 2017

TO:	China Lodging Group, Limited
ATTENTION:	Teo Nee Chuan
TELEPHONE:	+86-21-61952011

FROM:	JPMorgan Chase Bank, National Association
London Branch
25 Bank Street
Canary Wharf
London E14 5JP
England

SUBJECT:	Additional Capped Call Transaction

REFERENCE NUMBER(S):	[ ]

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Dealer”), represented by J.P. Morgan Securities LLC, as its agent, and China Lodging Group, Limited (“Counterparty”) on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.  This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern, and in the event of any inconsistency between either the Equity Definitions or this Confirmation and the Agreement (as defined below), the Equity Definitions or this Confirmation, as the case may be, shall govern.  For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation).  The Transaction shall be the only transaction under the Agreement.

The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	October 31, 2017.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP

Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.

Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct

Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

Effective Date:

The closing date for the issuance of the Convertible Notes issued pursuant to the initial purchasers’ option in accordance with the Purchase Agreement dated as of October 26, 2017 (the “Purchase Agreement”) between Counterparty and the Initial Purchasers (as defined therein).

Option Style:	Modified American, as described below under “Procedure for Exercise”.

Option Type:	Note Hedging Units.

Seller:	Dealer.

Buyer:	Counterparty.

Shares:	The American Depositary Shares issued under the Deposit Agreement (as defined below) (Symbol: “HTHT”), each representing as of the date hereof four Underlying Shares.
Underlying Shares:	The ordinary shares of Counterparty, nominal value USD 0.0001 per share.

Underlying Shares Issuer:	Counterparty
Convertible Notes:

0.375% Convertible Senior Notes due 2022 of Counterparty, offered pursuant to an Offering Memorandum to be dated as of October 26, 2017 (the “Offering Memorandum”) and issued pursuant to the indenture to be dated on or about November 3, 2017, by and between Counterparty and Wilmington Trust, N.A., as trustee (the “Indenture”). References herein to the Indenture refer to the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation.  If any relevant sections of the Indenture are changed, added or renumbered upon execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.  Subject to the foregoing, references herein to the Indenture shall be to the Indenture as executed, without giving effect to any amendment, supplement or modification thereto other than an amendment, supplement or modification that does not constitute an Amendment Event (as defined below) (a “Permitted Amendment”), subject to the provision set forth under “Settlement Amount” below relating to Counterparty Determinations, a Merger Supplemental Indenture (as defined below).  If any amendment or supplement is made to the Indenture following execution thereof (other than pursuant to a Merger Supplemental Indenture or a Permitted Amendment) (x) the Calculation Agent shall determine the relevant Settlement Amount and Settlement Date for any Note Hedging Unit exercised thereafter in accordance with this Confirmation by referring to the relevant provisions of the Indenture without giving effect to such amendment or supplement, and (y) such supplement or amendment shall be disregarded for all other purposes hereunder.  Terms in quotation marks that are not otherwise defined in this Confirmation shall have the meanings set forth in the Indenture, unless the context requires otherwise.

Number of Note Hedging Units:	50,000, as reduced by any Note Hedging Units exercised hereunder.

Note Hedging Unit Entitlement:	5.4869.

Strike Price:	USD1,000 divided by the Note Hedging Unit Entitlement, which equals approximately USD182.2523.

Cap Price:	USD221.3060.

Applicable Percentage:	70%.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The NASDAQ Global Select Market.

Related Exchanges:	All Exchanges.

Calculation Agent:

Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to Dealer, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination, adjustment or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination, adjustment or calculation (including any assumptions used in making such determination, adjustment or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models used by it for such determination, adjustment or calculation or any information that it may be subject to contractual, legal or regulatory obligations not to disclose.

Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:

Each “Conversion Date” (other than in respect of an Early Conversion); provided that, in respect of any Note Hedging Units not previously exercised, a conversion and a Conversion Date shall be deemed to have occurred on the last day permitted under the Indenture.

Required Exercise on Conversion Dates:

On each Conversion Date (other than any Conversion Date occurring prior to the 52nd Scheduled Trading Day prior to the Maturity Date (any such related conversion, an “Early Conversion”), to which the provisions of clause (b) under “Additional Termination Events” below shall apply), a number of Note Hedging Units equal to  (i) the number of Convertible Notes in denominations of USD 1,000 principal amount with respect to which a Conversion Date has occurred minus (ii) the number of Note Hedging Units that are or are deemed to be automatically exercised in respect of such Conversion Date under the Base Capped Call Transaction Confirmation dated October 26, 2017 between Dealer and Counterparty (the “Base Capped Call Confirmation”), shall be exercised automatically; provided that in no event will the number of Note Hedging Units exercised or deemed exercised hereunder exceed the Number of Note Hedging Units.

Expiration Date:	November 1, 2022.

Multiple Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Automatic Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Settlement Terms:

Settlement:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, in respect of any validly exercised Note Hedging Unit, Dealer shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount.

For the avoidance of doubt, to the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Share Settlement” and “Share Settled”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Underlying Shares. “Share Settlement” means settlement of a Note Hedging Unit pursuant to “Settlement Amount” below, and “Share Settled” has a meaning correlative thereto.

Certificated Shares or Underlying Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares or Underlying Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares or Underlying Shares, the Representation and

Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof; provided that, in the event Counterparty uses such certificated Shares or Underlying Shares to settle its obligations with respect to Convertible Notes, Dealer shall reimburse Counterparty for any reasonable costs or expenses as they are incurred.

Daily VWAP:

For any “Trading Day”, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HTHT <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the regular trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Trading Day determined, using a volume-weighted average method, by the Calculation Agent). For the avoidance of doubt, Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Amount:

The aggregate of the number of Shares for each Convertible Note in principal amount of USD 1,000 converted in respect of such Conversion Date equal to the product of the Applicable Percentage and the sum, for each of the 50 consecutive “Trading Days” commencing on the 52nd “Scheduled Trading Day” prior to the “Maturity Date” (such period, the “Deemed Conversion Period”), of (A) the excess, if any, of (X)  2.0% of the product of the “Conversion Rate” on such Trading Day and the lesser of (1) the Daily VWAP on such Trading Day and (2) the Cap Price on such Trading Day over (Y) USD 20, divided by (B) such Daily VWAP.

Following the occurrence of any Merger Event in which the holders of Shares or Underlying Shares receive only cash (a “Cash Merger”), the Settlement Amount in respect of any Note Hedging Unit exercised thereafter shall consist of an amount of cash equal to the product of the Applicable Percentage and the excess, if any, of (i) the product of the “Conversion Rate” (determined without giving effect to any Fundamental Change Adjustment or any Discretionary Adjustment as defined below) and the lesser of (1) the amount of cash received by a holder of one Share in such Merger Event and (2) the Cap Price over (ii) USD 1,000, in lieu of any Settlement Amount determined above.

The number of Shares included in the Settlement Amount shall not take into consideration any rounding pursuant to Section 14.02(j) of the Indenture.  Instead Dealer will deliver cash in lieu of any fractional Shares based on (i) the Daily VWAP on the last “Trading Day” of the Deemed Conversion Period and (ii) the aggregate number of Note Hedging Units exercised on any Exercise Date.

In addition, and notwithstanding anything to the contrary herein:

(i) the Settlement Amount shall be determined by the Calculation Agent excluding any increase to the “Conversion Rate” pursuant to Section 14.03(a) of the Indenture (a “Fundamental Change Adjustment”) or any voluntary adjustment to the “Conversion Rate” pursuant to Section 14.04(h) of the Indenture (a “Discretionary Adjustment”); and

(ii) if Counterparty or its board of directors is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment (including, without limitation, any adjustment under Section 14.05 of the Indenture, any adjustment to the terms of the Convertible Notes following a Merger Event pursuant to Section 14.07(a) of the Indenture or any determination of the fair market value of distributed property, the volume weighted average price of Shares or the value of a “unit of Reference Property”) (any such determination, calculation or adjustment, a “Counterparty Determination”), Counterparty shall consult with Dealer with respect thereto and, if Dealer disagrees in good faith with such determination, calculation or adjustment, notwithstanding anything herein to the contrary, the Calculation Agent shall make such determination, calculation or adjustment for purposes of the Transaction.

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the remainder of clause (ii) thereof following the words “at any time.”

Settlement Date:

In respect of an Exercise Date, the date that falls one Settlement Cycle following the end of the Deemed Conversion Period (or, following the occurrence of a Cash Merger, the date that falls on the fifth “Business Day” following the applicable Exercise Date).

Settlement Currency:	USD.

Share Adjustments:

Adjustment Event:

Means any occurrence of any event or condition, as set forth in Section 14.04 or 14.05 of the Indenture, that would result in an adjustment under the Indenture to the “Conversion Rate” or any other term of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of a Fundamental Change Adjustment or a Discretionary Adjustment.

For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (i) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (ii) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 14.04(c) of the

Indenture or the fourth sentence of Section 14.04(d) of the Indenture.

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, which Section shall not apply for purposes of the Transaction except as expressly provided herein, upon any Adjustment Event (excluding, for the avoidance of doubt, any Fundamental Change Adjustment or Discretionary Adjustment), the Calculation Agent shall make (i) an adjustment corresponding to the adjustment to be made pursuant to the Indenture to any one or more of the Strike Price, the Note Hedging Unit Entitlement, the composition of the Shares and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction (other than the Number of Note Hedging Units and the Cap Price and subject to the provisions set forth under “Settlement Amount” above in respect of any Counterparty Determination); provided that, notwithstanding the foregoing, if any Adjustment Event occurs during the Deemed Conversion Period but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related “Conversion Date,” then the Calculation Agent shall make an adjustment, as determined by it based on the adjustment that would have otherwise applied under the Indenture, to the terms hereof in order to account for such Adjustment Event and (ii) a proportionate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (i) above; provided that, upon the occurrence of any Adjustment Event and/or any Potential Adjustment Event, the Calculation Agent may, but without duplication of any adjustment pursuant to clause (i) and (ii) above, make any further adjustment to the Cap Price consistent with the “Calculation Agent Adjustment” set forth in Section 11.2(c) of the Equity Definitions (as modified hereby) to preserve the fair value of the Transaction to the parties after taking into account such Adjustment Event and/or Potential Adjustment Event; provided, further, that the Cap Price shall not be adjusted so that it is less than the Strike Price. In addition, if any Adjustment Event, or the effective date, “expiration date” (as used in the Indenture) or “Ex-Dividend Date” for such event, occurs during the Deemed Conversion Period, the Calculation Agent may make such further adjustments as it determines appropriate to the Settlement Amount for the relevant Note Hedging Units. Counterparty shall (x) reasonably promptly, but in any event within two Business Days, after the occurrence of any Adjustment Event and/or Merger Event, notify the Calculation Agent of such Adjustment Event and/or Merger Event, (y) give Dealer written notice, promptly following its determination thereof, of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment is expected to be made to the Convertible Securities in connection with any Adjustment Event or Merger Event and (z) once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Merger Event and/or Adjustment Event have been determined, reasonably promptly, but in any event with two Business Days, notify the Calculation Agent in writing of the details of such adjustments.

In connection with any Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Adjustment Event, then the Calculation Agent shall have the right to adjust the Cap Price (but in no event to a number lower than the Strike Price) as appropriate to reflect the reasonable costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period.

If any Adjustment Event is declared and (a) the event or condition giving rise to such Adjustment Event is subsequently amended, modified, cancelled or abandoned after the period during which the formula for adjusting the “Conversion Rate” has commenced calculation or (b) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Adjustment Event and subsequently re-adjusted pursuant to Sections 14.04(a), 14.04(b) or 14.04(c) of the Indenture (each of clauses (a) and (b), an “Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust the Cap Price (but in no event to a number lower than the Strike Price) as appropriate to reflect the reasonable costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its hedging activities as a result of such Adjustment Event Change.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, except for purposes of the provisions set forth under “Consequences of Announcement Event” and “Announcement Event” below, a “Merger Event” means the occurrence of any event or condition set forth in Section 14.07(a) of the Indenture.

Notice of Merger Consideration:

In respect of any Merger Event, Counterparty shall notify the Calculation Agent of, if applicable, the weighted average of the kind and amounts of consideration to be received by the holders of Shares and Underlying Shares in any Merger Event who affirmatively make such an election, reasonably promptly, but in any event within two Business Days, upon determination thereof (and in any event prior to the effective date of the Merger Event), and Counterparty shall deliver to Dealer a copy of any supplemental indenture effecting such adjustments (a “Merger Supplemental Indenture”) as reasonably as practicable prior to execution thereof.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Note Hedging Unit Entitlement, the Settlement Date and any other variable relevant to the exercise, settlement or payment or other terms of the Transaction (other than the Number of Note Hedging Units and subject to the provisions set forth under “Settlement Amount” above in respect of any Counterparty Determination); provided that such adjustment shall be made without regard to any Fundamental Change Adjustment or any Discretionary Adjustment; provided further that if, with respect to a Merger Event, (i) the consideration for the Shares or Underlying Shares includes (or, at the option of a holder of Underlying Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person that is not a corporation or entity that is treated as a corporation for U.S. federal income tax purposes organized under the laws of (1) the United States, any State thereof, the District of Columbia or the Cayman Islands or, (2) to the extent having the Underlying Shares Issuer organized under the laws of the jurisdictions in this clause (2) would not have a material adverse effect on Dealer’s rights and obligations hereunder, Dealer’s hedging activities or the costs of engaging in the foregoing and, provided that Counterparty negotiates in good faith with Dealer all the necessary and appropriate amendments to this Confirmation related to the foregoing in this clause (2), including, without limitation, causing its counsel to deliver written legal opinions reasonably requested by Dealer and will reimburse Dealer all of its out-of-pocket costs (including costs of its counsel) reasonably incurred by Dealer, the British Virgin Islands, Bermuda, Hong Kong or the United Kingdom (the jurisdictions listed in (1) and, to the extent the requirements listed in (2) are satisfied, the jurisdictions listed in (2), “Permitted Merger Jurisdictions”); or (ii) Counterparty following such Merger Event (A) will not be a corporation or entity that is treated as a corporation for U.S. federal income tax purposes organized under the laws of a Permitted Merger Jurisdiction or (B) will not be the Underlying Shares Issuer or a subsidiary of the Underlying Shares Issuer following such Merger Event, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s good faith, commercially reasonable election.

Consequences of Announcement Events:

If an Announcement Event occurs, the Calculation Agent will determine the cumulative economic effect of the Announcement Event on the theoretical value of the Transaction (i) on a date occurring a commercially reasonable period of time after the date of announcement of the relevant Announcement Event and (ii) on the Valuation Date or any earlier date of termination or cancellation for the Transaction (in each case, which may include, without limitation, any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or Underlying Shares or to the Transaction whether prior to or after the Announcement Event or for any reasonable period of time), and if, in the case of clause (i) or (ii), such economic effect is material and Dealer so elects in its sole discretion, the Calculation Agent will (x) adjust the Cap Price (but in no event to a number lower than the Strike Price) to reflect such economic effect and (y) determine the effective date of such adjustment; provided that, notwithstanding the foregoing, if the related Merger Date or Tender Offer Date, as the case may be, or any subsequent related Announcement Event, occurs on or prior to the effective date of such adjustment, any further adjustment to the terms of the Transaction with respect to such Merger Date, Tender Offer Date or Announcement Event pursuant to this Confirmation and/or the Equity Definitions shall take such earlier adjustment into account (and, for the avoidance of doubt, where Cancellation and Payment is applicable, the Determining Party shall take into account such adjustment in determining the Cancellation Amount); provided further that in no event shall the Cap Price be less than the Strike Price.

Announcement Event:

(i) The public statement or announcement by any person or entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any acquisition by Underlying Shares Issuer or any of its subsidiaries where the aggregate consideration exceeds 25% of the market capitalization of the Underlying Shares Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the firm intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public statement or announcement by the Underlying Shares Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public statement or announcement by any person or entity of a withdrawal, discontinuation, termination or other change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence; provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event described in clause (iii) above with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions.

Nationalization, Insolvency and Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor and (2) inserting at the end of subsection (B) thereof the following wording, “or, under the laws of the jurisdiction of organization of the Underlying Shares Issuer, any other impediment to or restriction on the transferability of any Share arises or becomes applicable including, without limitation, where (x) any transfer of a Share or alteration of the status of the members of the Issuer would be void unless a court of the Cayman Islands or any other such jurisdiction orders otherwise or (y) any transfer of a Share not being a transfer with the sanction of a liquidator, and any alteration in the status of the Issuer’s members, would be void.”

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, the effectiveness, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (iii) by replacing in the third line thereof the phrase “the interpretation” with “or the announcement of the formal or informal interpretation” and (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:

Applicable; provided that:

(i)                                     Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. Any inability of the Hedging Party referred to in phrases (A) and (B) above that is solely attributable to the deterioration of the creditworthiness of the Hedging Party relative to comparable financial institutions shall not be deemed a Hedging Disruption”; and

(ii)                                  Section 12.9(b)(iii) of the Equity Definitions is hereby

amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Hedging Party:

Dealer for all applicable Additional Disruption Events; provided that, when making any determination or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent. The parties agree that they will comply with the provisions set forth in the second sentence under “Calculation Agent” above, as if the Hedging Party were the Calculation Agent for purposes thereof.

Determining Party:

Dealer for all applicable Extraordinary Events; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent. The parties agree that they will comply with the provisions set forth in the second sentence under “Calculation Agent” above, as if the Determining Party were the Calculation Agent for purposes thereof.

Acknowledgements:

Non-Reliance:	Applicable.

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Mutual Representations: Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(i)                                     Tax Disclosure.  Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)                                  Commodity Exchange Act.  It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”).  The Transaction has been subject to individual negotiation by the parties.  The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(iii)                               Securities Act.  It is an “accredited investor” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants, as applicable, that:

(i)                                     Counterparty as of and immediately after the Trade Date and the Premium Payment Date (x) is not, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (y) would be able to purchase 2,606,278 Shares and the Underlying Shares represented by such number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization, and (z), for the purposes of Cayman Islands law, is able to pay its debts.

(ii)                                  Counterparty shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that constitutes an Event of Default, a Potential Event of Default, an Adjustment Event or a Potential Adjustment Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, the Underlying Shares or the Shares, Counterparty shall not communicate such information to Dealer in connection with the Transaction until such information no longer constitutes material non-public information.

(iii)                               Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(iv)                              Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(v)                                 Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(vi)                              Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii)                           Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency.

(viii)                        (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it (including as to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction) based upon its own judgment and upon advice from such advisers as it has deemed necessary (including legal, financial and accounting advisors), (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(ix)                              Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(x)                                 Counterparty is not entering into the Transaction and will not make any election hereunder for the purpose of (i) creating actual or apparent trading activity in the Shares or Underlying Shares (or any security convertible into or exchangeable for the Shares or Underlying Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares or Underlying Shares (or any security convertible into or exchangeable for the Shares or Underlying Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xi)                              Counterparty’s filings under the Exchange Act that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(xii)                           The Transaction, and any repurchase of the Shares and/or Underlying Shares by Counterparty in connection with the Transaction, has been approved by Counterparty’s board of directors and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

(xiii)                        To Counterparty’s knowledge, no state or local (including non-U.S. jurisdictions) or non-U.S. federal law, rule, regulation or regulatory order applicable to the Shares or the Issuer would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer solely as a result of it being a financial institution or broker-dealer.

(xiv)                       Counterparty shall deliver to Dealer (A) on the Effective Date a customary opinion of Hong Kong counsel that the Transaction does not contravene the Facilities Agreement between Counterparty and Deutsche Bank AG, Hong Kong Branch, as Agent, dated as of May 18, 2017, (B) a customary opinion of Cayman counsel, dated as of such date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a)(i)-(iv) of the Agreement and such other matters as Dealer may reasonably request prior to the Trade Date, (C) a resolution of the Counterparty’s board of directors (the “Board”) authorizing the Transaction and (D) on or before the Premium Payment Date, a solvency certificate with respect to Counterparty signed by a member of the Board, the chief executive officer or the chief financial officer of the Counterparty certifying the solvency of Counterparty as of and immediately after the Premium Payment Date (after giving effect to Counterparty’s payment of amounts required to be paid by Counterparty on such date under the Transaction and the other transactions described under “Use of Proceeds” in the Offering Memorandum related to the offering of the Convertible Notes), which solvency certificate is reasonably satisfactory to Dealer.

(xv)                          Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to the Transaction; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.

(xvi)                       All of the issued Underlying Shares have been duly and validly authorized and issued and are fully paid and non-assessable and none of the outstanding Underlying Shares have been issued in violation of any pre-emptive or similar rights of any security holder.

Miscellaneous:

No Set-Off.  Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

Qualified Financial Contracts.  It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI.  In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through DBSI.

Staggered Settlement.  Dealer may, by notice to Counterparty on or prior to any Settlement Date on which Dealer would be required to deliver Shares hereunder (a “Nominal Settlement Date”) if Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, elect to deliver such Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date, in each case only to the extent reasonably necessary, as determined by Dealer in good faith, to avoid an Excess Ownership Position (as defined below), as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the Deemed Conversion Period) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

Additional Termination Events.

(a)                                 The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture, and such event of default results in the Convertible Notes becoming or being declared due and payable pursuant to the Indenture or (ii) an Amendment Event shall be an Additional Termination Event, in each case with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party and Dealer as the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (which Early Termination Date shall occur as promptly as commercially reasonably practicable but no later than the settlement date under the Indenture for such acceleration in the case of clause (i)).  For the avoidance of doubt, the relevant Early Termination Amount in respect of an Amendment Event shall be calculated without giving effect to the relevant amendment.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver with respect to any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including, without limitation, changes to the conversion rate, conversion settlement dates, conversion rate adjustment provisions or conversion conditions), any term relating to required cancellation of the Convertible Notes or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the consent of Dealer (such consent not to be unreasonably withheld or delayed); provided that entry into a Merger Supplemental Indenture or an amendment pursuant to Section 10.01(h) of the Indenture shall not constitute an Amendment Event.

(b)                                 Upon any Early Conversion:

(A)                               Counterparty shall, within thirty Scheduled Trading Days of the Conversion Date for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on the related Conversion Date (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (b);

(B)                               following receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be on or as promptly as commercially reasonably practicable following the Conversion Date for such Early Conversion) with respect to the portion of the Transaction corresponding to a number of Note Hedging Units (the “Affected Number of Note Hedging Units”) equal to the lesser of (x) the number of Affected Convertible Notes minus the “Affected Number of Note Hedging Units” (as defined in the Base Capped Call Confirmation), if any, that relate to such Affected Convertible Notes  and (y) the Number of Note Hedging Units as of the Conversion Date for such Early Conversion;

(C)                               any payment hereunder with respect to such termination shall be a payment calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Note Hedging Units equal to the Affected Number of Note Hedging Units, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction.

(D)                               for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, Dealer shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to any Fundamental Change Adjustment or Discretionary Adjustment and (z) the corresponding Convertible Notes remain outstanding; and

(E)                                the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Note Hedging Units shall be reduced by the Affected Number of Note Hedging Units.

(c)                                  Promptly (but in any event within five Scheduled Trading Days) following any Repurchase Event (as defined below), Counterparty shall notify Dealer of such Repurchase Event and the aggregate principal amount of Convertible Notes subject to such Repurchase Event (any such notice, a “Convertible Notes Repurchase Notice”); provided that any such Convertible Notes Repurchase Notice shall contain an acknowledgment by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such Repurchase Event and the delivery of such Convertible Notes Repurchase Notice; and further provided that, if Counterparty provides such notice later than five Scheduled Trading Days following such Repurchase Event and before the date that is 45 Scheduled Trading Days following such Repurchase Event and such delay is due to administrative error or any oversight in good faith, Counterparty shall be deemed to have fulfilled such notice obligation as determined by the Calculation Agent in its commercially reasonable discretion. The receipt by Dealer from Counterparty of any Convertible Notes Repurchase Notice shall constitute an Additional Termination Event as provided in this Section. Upon receipt of any such Convertible Notes Repurchase Notice, Dealer shall designate an Exchange Business Day following receipt of such Convertible Notes Repurchase Notice (which Exchange Business Day shall be on or as promptly as commercially reasonably practicable after the related settlement date for the relevant Repurchase Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Note Hedging Units (the “Repurchase Note Hedging Units”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Convertible Notes Repurchase Notice, divided by USD 1,000 and (B) the Number of Note Hedging Units as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Note Hedging Units shall be reduced by the number of Repurchase Note Hedging Units. Any payment hereunder with respect to such termination (the “Repurchase Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Note Hedging Units equal to the number of Repurchase Note Hedging Units, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, (1) the provisions of the Section entitled “Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Dealer to Counterparty pursuant to this clause (c) as if Counterparty was not the Affected Party and (2) in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, Dealer shall assume that (x) the relevant Repurchase Event and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to any Fundamental Change Adjustment or Discretionary Adjustment and (z) the corresponding Convertible Notes remain outstanding).  “Repurchase Event” means that (i) any Convertible Notes are repurchased (whether pursuant to Section 15.01 or Section 15.02 of the Indenture or otherwise) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (other than upon acceleration of the Convertible Notes described in clause (a) of this Section), or (iv) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

Amendments and Additions to Equity Definitions. (i) For the purposes of this Confirmation the following definitions will apply:

“Depositary” means, in relation to the Shares, Citibank, N.A., or any successor thereto from time to time.

“Deposit Agreement” means, (i) that certain Deposit Agreement by and among Underlying Shares Issuer, Depositary and the holders and beneficial owners of the Shares and (ii) the other agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.

“DS Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares, as appropriate”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or Underlying Shares Issuer, as appropriate”.

“Replacement DSs” means depositary shares or receipts, other than the Shares, over the same Underlying Shares.

(ii) The following amendments shall be made to the Equity Definitions:

(A)                               The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:

(i)                                     the DS Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a material effect on the theoretical value of the Shares; and

(ii)                                  (A)         ‘or’ shall be deleted where it appears at the end of subsection (vi);

(B)         ‘.’ shall be deleted where it appears at the end of subsection (vii) and replaced with ‘;’;

(C)         the following shall be inserted as subsection (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement; or”; and

(D)         the following shall be inserted as provision (ix): “(ix) any other event as a result of an action by the Depositary outside of the control of Counterparty and as a result of which (1) the Shares represent fewer or more Underlying Shares than, and/or any property or assets in addition to, or as a whole or partial replacement of, in each case, the number of Underlying Shares represented by the Shares prior to such event and (2) there is no corresponding adjustment to the Convertible Notes.”

(B)                               In making any adjustment following any Potential Adjustment Event, the Calculation Agent may, but is not required to, have reference to (among other factors) any adjustment made by the Depositary under the Deposit Agreement, any fees and/or expenses of the Depositary and any withholding or deduction of taxes, in each case, in connection with any Potential Adjustment Event.

(C)                               If a Potential Adjustment Event occurs under Section 11.2(e)(viii) of the Equity Definitions (as amended by this Confirmation), then the following further amendments shall be deemed to be made to Section 11.2(c) of the Equity Definitions in respect of such Potential Adjustment Event:

(i)                                     the words “the Calculation Agent will determine whether such Potential Adjustment

Event has a material effect on the theoretical value of the relevant Shares, options on the Shares or the Transaction” shall be deleted and replaced with the words “the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on such Transaction”; and

(ii)                                  the words “as the Calculation Agent determines appropriate to account for that material effect” shall be deleted and replaced with the words “as the Calculation Agent determines appropriate to account for such economic effect on such Transaction”.

(D)                               The definitions of “Merger Event”, “Announcement Date”, “Share-for-Share”, “Share-for-Other” and “Share-for-Combined” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(E)                                In making any adjustment in respect of a Merger Event or Announcement Event in relation to the Underlying Shares, the Calculation Agent may, but is not required to, in determining any adjustment pursuant to Modified Calculation Adjustment, have reference to (amongst other factors) any adjustment made by the Depositary under the Deposit Agreement, any fees and/or expenses of the Depositary and any withholding or deduction of taxes in each case in connection with any Merger Event or Announcement Event.

(F)                                 The definitions of Nationalization and Insolvency in Section 12.6 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(G)                               The consequence of a Nationalization or Insolvency in respect of the Depositary shall be Cancellation and Payment.

(H)                              If a Delisting of the Shares occurs or the Depositary announces that the Deposit Agreement is (or will be) terminated, then:

(i)                                     Cancellation and Payment will apply as provided in this Confirmation; provided that, if the Convertible Notes remain outstanding with respect to Replacement DSs, the Calculation Agent shall determine whether a replacement of the Shares with Replacement DSs or the Underlying Shares should take place and that one or more terms of the Transaction should be amended to preserve the fair value of the Transaction to the parties and if the Calculation Agent so determines, then Cancellation and Payment shall not apply in respect of such Delisting or termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DSs or the Underlying Shares, as applicable, with such amendments as shall be determined by the Calculation Agent; and

(ii)                                  where Cancellation and Payment applies under (H)(i) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (i) such termination shall be deemed to be an “Extraordinary Event”; (ii) Cancellation and Payment shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (iii) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depository that the Deposit Agreement is (or will be) terminated”.

(I)                                   The definition of “Hedging Disruption” in the Equity Definitions shall be amended as follows:

(i)                                     the words “any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant

Transaction” shall be deleted and replaced with the words “(x) any Share(s) or any transaction(s) referencing any Share(s), that, in each case, it deems necessary to hedge the equity price risk and/or, (y) to the extent the Underlying Shares are listed on an exchange outside of the U.S., any transaction(s) or asset(s) it deems necessary to hedge the foreign exchange risk with respect to such Underlying Shares, in each case, of entering into and performing its obligations with respect to the relevant Transaction.”

(J)                                   The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DS Amendment.

(K)                               For the avoidance of doubt, where a provision is amended by this Section in accordance with the DS Amendment, if the event described in such provision occurs in respect of the Underlying Shares or Underlying Shares Issuer, then the consequence of such event shall be interpreted consistently with the DS Amendment and such event.

(L)                                Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material” and adding the phrase “or the Note Hedging Units” at the end of the sentence.

Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common or ordinary shareholders in any bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction other than during Counterparty’s bankruptcy; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

No Collateral.  Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement.  The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or Underlying Shares, provide Dealer with a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 8% and (b) greater by 0.5 % or more than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Unit Equity Percentage as of the date hereof).  The “Unit Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the sum of (A) the product of the number of Note Hedging Units and the Note Hedging Unit Entitlement and (B) the number of Underlying Shares underlying any other call option transaction between Dealer as seller and Counterparty as buyer, and (ii) the denominator of which is the number of Underlying Shares outstanding on such day.  Counterparty agrees that if Counterparty ceases to qualify as a

“foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, Counterparty will (to the fullest extent permitted by applicable law) indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days upon written request, each of such Section 16 Indemnified Persons for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person in respect of the foregoing, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events.  If Dealer owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions (in each case, except in the case of an Extraordinary Event (x) that is within Counterparty’s control or (y) as a result of which the Shares or Underlying Shares have changed or will be changed into solely cash) or pursuant to Section 6(d)(ii) of the Agreement (in each case, except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default or a Termination Event that resulted from an event or events outside Counterparty’s control, an Early Conversion or a Repurchase Event) (a “Dealer Payment Obligation”), Dealer shall satisfy any such Dealer Payment Obligation by delivery of Termination Delivery Units (as defined below), unless Counterparty (A) gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the Transaction is terminated, as applicable, that such Dealer Payment Obligation should be satisfied by delivery of cash and (B) remakes the representation set forth under “No Material Non-Public Information” below on the date of such notice.  If Dealer shall deliver Termination Delivery Units as set forth herein, within a commercially reasonable period of time following the determination by Dealer of the number of Termination Delivery Units, Dealer shall deliver to Counterparty such number of Termination Delivery Units, and the provisions of Sections 9.8, 9.9, 9.11 (in each case, modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”.  The number of Termination Delivery Units shall be determined by Dealer as the amount of the Dealer Payment Obligation that would have been otherwise due in USD divided by the value of one Termination Delivery Unit, as determined by Dealer in its discretion by commercially reasonable means, including the purchase price paid in connection with the purchase of any such Termination Delivery Unit (such value, the “Termination Delivery Unit Price”).  The Calculation Agent shall adjust the Termination Delivery Units by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security as determined by the Calculation Agent based on the values used to calculate the Termination Delivery Unit Price.

“Termination Delivery Unit” means one Share or, if the Shares or Underlying Shares have changed into cash or any other property or the right to receive cash or any other property as the result of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as determined by the Calculation Agent.    If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, the Calculation Agent shall determine the composition of such consideration in a commercially reasonable manner.

Regulation M.  Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty (for the avoidance of doubt including Shares and Underlying Shares) other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

No Material Non-Public Information.  Counterparty represents and warrants to Dealer that it is not aware of any material nonpublic information concerning itself, the Shares or the Underlying Shares.

Right to Extend.  Dealer may postpone any potential Exercise Date or Settlement Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if Dealer determines, in its commercially reasonable discretion and, in the case of clause (a), based on the advice of counsel, that (a) a Regulatory Disruption has occurred or (b) such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) enable Dealer to effect transactions with respect to the Shares or Underlying Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures adopted in good faith by Dealer (so long as such policies and procedures would generally be applicable to counterparties similar to Counterparty and transactions similar to the Transaction); provided that no such Exercise Date, Settlement Date or other date of valuation or delivery shall be extended more than 50 Trading Days after the original such date.  “Regulatory Disruption” shall mean any event that Dealer reasonably determines, based on advice of counsel, makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for Dealer to refrain from or decrease any market activity in connection with the Transaction; provided that Dealer shall use its commercially reasonable best efforts to avoid a Regulatory Disruption that is solely within its control.

Transfer or Assignment.  Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed.  For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documentation reasonably satisfactory to Dealer in connection with such transfer, (ii) such transfer being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) that, in Dealer’s reasonable determination, Dealer will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Dealer would have been required to pay to Counterparty in the absence of such transfer, (iv) that, in Dealer’s reasonable determination, no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and (v) that Counterparty will continue to be obligated to provide notices hereunder relating to the Convertible Notes and will continue to be obligated under the provisions set forth under “Repurchase Notices” herein.

If, (a) at any time (1) the Equity Percentage exceeds 9% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, rules, regulations or regulatory orders, or any organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares or Underlying Shares (excluding those arising under Sections 13 or 16 of the Exchange Act, “Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in connection with a transaction with Counterparty in excess of a number of Shares and/or Underlying Shares, as applicable equal to (x) the number of Shares or Underlying Shares, as applicable that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state, federal or non-U.S. regulator) of a Dealer Person, in each case that is reasonably likely to result in an adverse effect on a Dealer Person, under Applicable Restrictions, as reasonably determined by Dealer, and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares or Underlying Shares, as applicable, outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), and (b) Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of the Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence).  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Underlying Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) in connection with a transaction with Counterparty without duplication on such day (or to the extent that the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Underlying Shares outstanding on such day.

Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance; provided that Dealer’s obligations shall be reinstated, as though such performance had not been rendered by such affiliate, in the event and to the extent Counterparty is required to repay or reimburse the amount of value of any payment or other performance by such affiliate on the grounds of the insolvency or other legal, regulatory or contractual constraint on the affiliate’s payment or performance of such obligation.

Service of Process.  Counterparty hereby appoints Cogency Global Inc., 10 E. 40th Street, 10th Floor, New York, New York 10016, United States of America to receive, for it and on its behalf, service of process in any Proceedings.

Severability; Illegality.  Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial.   EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares, Underlying Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares or Underlying Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily VWAP; and (D) any market activities of Dealer and its affiliates with respect to Shares or Underlying Shares may affect the market price and volatility of Shares or Underlying Shares, as well as the Daily VWAP, each in a manner that may be adverse to Counterparty.

Early Unwind.  In the event the sale of the “Additional Notes” (as defined in the Purchase Agreement) is not consummated with the initial purchasers thereof for any reason by the close of business in New York on November 3, 2017 (or such later date as agreed upon by the parties) (November 3, 2017 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, if such an Early Unwind is solely due to an event within Counterparty’s control, Counterparty shall purchase from Dealer on the Early Unwind Date all Shares and Underlying Shares purchased by Dealer or one or more of its affiliates, and assume, or reimburse the cost of, derivatives and other hedging activities entered into by Dealer or one or more of its affiliates, in each case, in connection with hedging of the Transaction and the unwind of such hedging activities.  The amount payable by Counterparty shall be Dealer’s (or its affiliates) actual cost of such Shares and Underlying Shares and unwind cost of such derivatives and other hedging activities as Dealer informs Counterparty and shall be paid in immediately available funds on the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in the second preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer pursuant to Section 12.7 or 12.9 of the Equity Definitions or this Confirmation, an amount calculated under Section 12.8 of the Equity Definitions), such amount shall be deemed to be zero.

Other Adjustments Pursuant to the Equity Definitions.  Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the term “Merger Event” shall have the meaning assigned to such term in the Equity Definitions (as amended above), and upon the occurrence of a Merger Date, as such term is defined in the Equity Definitions, the Calculation Agent may adjust the Cap Price to preserve the fair value of the Note Hedging Units to Dealer; provided that in no event shall the Cap Price be less than the Strike Price; provided, further, that any adjustment to the Cap Price made pursuant to this Section shall be made without duplication of any other adjustment or determination hereunder (including, for the avoidance of doubt, adjustments or determinations made in accordance with “Method of Adjustment,” “Consequences of Merger Events” and “Consequences of Announcement Events” above).

Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of Dealer (“JPMS”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.  JPMS is authorized to act as agent for Dealer.

Taxes, Foreign Account Tax Compliance Act and HIRE Act.  Counterparty is classified as a corporation for the U.S. federal income tax purposes. No income received or to be received under this Agreement will be effectively connected with the conduct of a trade or business by Counterparty in the United States. Counterparty is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Regulations”), and it is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the Regulations. The term “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement. The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by the International Swaps and Derivatives Association, Inc. and as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”) shall apply to this Agreement as if the parties had adhered to the 871(m) Protocol as of the effective date of this Agreement. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol. Each of Dealer and Counterparty shall provide to the other party tax forms and documents required to be delivered pursuant to Sections 1471(b) or Section 1472(b)(1) of the Code promptly upon request by the other party and any other tax forms and documents they are legally able to provide that are reasonably requested by the other party.

U.S. Tax Forms.  Without limiting the generality of the foregoing, Counterparty will provide a US Tax Form W-8BEN-E upon the execution of this Agreement and promptly upon reasonable demand by Dealer.

Governing Law; Jurisdiction.  THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), all notices to the parties shall be delivered by electronic mail with a copy to follow by overnight courier, addressed as follows:

(a) Counterparty

China Lodging Group, Limited
No. 2266 Hongqiao Road
Shanghai, 200336, PRC
Attention: Teo Nee Chuan

(b) Dealer

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:                                                            edg_notices@jpmorgan.com
                                                                                                edg.us.flow.corporates.mo@jpmorgan.com
Facsimile No:                      1-866-886-4506

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to J.P. Morgan Securities LLC, 383 Madison Ave, New York, NY 10179, and by email to EDG_Notices@jpmorgan.com and edg.us.flow.corporates.mo@jpmorgan.com.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association

By:
Name:
Title:
By:
Name:
Title:

[Signature Page to Additional Capped Call Confirmation]

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

CHINA LODGING GROUP, LIMITED

By:
Name:
Title:

[Signature Page to Additional Capped Call Confirmation]

ANNEX A

The Premium for the Transaction is set forth below.

Premium:                                                                                           USD1,974,000

A-1